Exhibit 107
CALCULATION OF REGISTRATION FEE

FORM S-1

Innovid Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c)	11,549,465	$5.96	$68,834,811.40	.0000927	$6,380.99
Total Offering Amounts					$68,834,811.40		$6,380.99
Total Fee Offsets							N/A
Net Fee Due							$6,380.99
(1)Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $5.96 which is the average of the high and low prices of the Common Stock on the New York Stock Exchange on April 13, 2022.